Exhibit 99.1

News Release

For Immediate Release

VILLAGE BANK AND TRUST FINANCIAL CORP.

ANNOUNCES NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

Midlothian, Virginia, July 9, 2020 – Village Bank and Trust Financial Corp. (Nasdaq: VBFC) (the “Company”), parent company of Village Bank (the “Bank”), announced today that William G. Foster, Jr., President and Chief Executive Officer of the Company and the Bank, will step down as an officer and director of the Company and the Bank on August 14, 2020 to pursue other interests. James E. “Jay” Hendricks, Jr., currently Executive Vice President, Chief Operating Officer and Chief Risk Officer of the Bank, will assume the roles of President and Chief Executive Officer of the Company and the Bank upon Mr. Foster’s departure. Mr. Hendricks will also be appointed to the Boards of Directors of the Company and the Bank.

“In 2012, I committed to help Village for at least a year, fell in love with the people and the mission, and stayed more than eight years. During that time, we transformed Village into an organization that performs exceptionally well for our clients, shareholders, team members and community,” said Mr. Foster. “Our success here has been the proudest accomplishment and most fulfilling experience of my professional career. I am 58 years old and have a number of other adventures and challenges I want to get to before another eight years pass by. I just feel like my work is done at Village. I am confident that it is in extremely capable hands with Jay, the Board, and a deep, talented leadership team.”

Craig D. Bell, Chairman of the Boards of Directors of the Company and the Bank, stated “Bill stepped into the fire with us in the darkest days of the last recession and helped us put together a vision and a team that could make Village a top performing bank. Village accomplished those aspirations in 2019, and we have continued to perform in 2020 as evidenced by, among other things, our delivery of more than $180 million in Small Business Administration Paycheck Protection Program loans to our community during the continuing health and economic crisis. We expect that Jay will step seamlessly into the President and CEO roles. He has been here for the last seven years working in partnership with Bill, and has been identified for several years as the named successor to Bill. He is an intelligent, tireless leader who is trusted and well respected by his Village teammates.”

Mr. Hendricks has served as Executive Vice President, Chief Operating Officer and Chief Risk Officer of the Bank since December 2016. Prior thereto he served as Chief Credit Officer of the Bank. From 1990 to 2013, Mr. Hendricks served in several leadership roles at SunTrust Bank (and its predecessor Crestar Bank) in Consumer Banking and Credit Process Review. Mr. Hendricks received his Bachelor of Science degree in Finance from Virginia Tech and Master of Business Administration degree from University of Richmond. He volunteers his time to a local Boy Scout troop in various capacities, including Assistant Scout Master, advancement chair and merit badge councilor. Mr. Hendricks has over 30 years of banking industry experience.

“I look forward to building on the continued success of the Company” said Mr. Hendricks. “Our goal to deliver top quartile long term returns for our shareholders compared to other community banks remains the same. These unprecedented times will be a defining moment for us.  Businesses and consumers have a new appreciation for the value of personal banking relationships.  They now know that they are truly a neighbor, not a number! We have the strength in people, brand, capital and momentum to do what we do best:  Serve our communities and bring value to every interaction.”

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. The Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation. The Bank has nine branch offices. The Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements. For this purpose, any statement that is not a statement of historical fact may be deemed to be a forward-looking statement. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements.

There are many factors that could have a material adverse effect on the operations and future prospects of the Company including, but not limited to, the impacts of the ongoing COVID-19 pandemic; changes in assumptions underlying the establishment of allowances for loan losses and other estimates; changes in interest rates; the effects of future economic, business and market conditions; legislative and regulatory changes; governmental monetary and fiscal policies; and changes in accounting policies, rules and practices. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the Securities and Exchange Commission’s Web site at www.sec.gov.

For further information, contact Donald M. Kaloski, Jr., Executive Vice President and Chief Financial Officer, at 804-897-3900 or dkaloski@villagebank.com.